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                                                                      EXHIBIT 10

LEASE OF COMMERCIAL PREMISES

1. Lessor
   RC GRUPPEN ASA
   Business reg. no.: 844 327072
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2. Lessee:
   MARINE SHUTTLE OPERATIONS a.s

3. Object of lease
   Intervest Garden. Land no. 69, title no. 2561
   First floor (2. etasje)
   The leased premises comprises 314 m2 of office space, 70 m2 of shared areas and 16 parking spaces, (total: lease area 383m2)

   The shared areas include:  - Common canteen
                              - Entrance with stairs and lift
                              - Emergency escape stairs
                              - Technical room with shared equipment (printer,
                                copier, tele- and datacommunications) and emergency shelter

4. Use of object of the lease
The object of the lease may be used for office purposes only. Change of business or operations on the premises is not allowed without Lessor's prior, written consent. The same applies to sales, exposure, etc., in the shared areas.

5. Take-over
The object of the lease shall be taken over in the condition described to Lessee on October 5, 1998.

6. Period of lease
From October 15, 2000 to October 5, 2003, after which the lease contract expires without notice. Lessee has the option for an additional five-year lease at unchanged conditions. Should Lessee wish to exercise the option, he must notify Lessor in writing no later than six months before the original contract expires.

7. Rent
The annual rent is NOK 435.852. For the aforementioned rental space, that amounts to NOK 1,137,14 per m2 per year. The rent, NOK 108.963, is due for payment in advance on the first day of each quarter.

In addition to the rent, Lessee shall pay his proportional share of expenses for cleaning the offices and shared areas as well as interior and exterior window cleaning.

Canteen operations will be established, and the building's tenants shall pay their proportional share of the costs.

Lessee shall pay direct and on his own account: Power for own premises, according to a separate meter. Janitor services for own use.

Where water is required for purposes other than lavatories, regular cleaning, canteen, etc., Lessee himself shall provide his own water meter and calculate associated expenses as well as pay for said water consumption.

Overdue payment of rent and/or share of service charges will be charged with interest pursuant to Act no. 100 of December 17, 1979 or subsequent law enacted in its place. Lessor has the right to charge a reminder fee.
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8. Faults and defects
Lessee must notify in writing of any damages and defects, etc., within reasonable time after he should have discovered them. Lessee is not entitled to claims because of faults and defects that Lessee knows about or should know about upon entering into the agreement.


9. Subletting / transfer / corporate changes
The premises may not be sublet and the agreement may not be transferred, either in whole or in part, without Lessor's prior, written consent.

"Transfer" also includes transfer of the minimum number of shares or units which by themselves constitute controlling interest (general majority) in the company. Lessor shall on request be given information confirmed by Lessee's accountant as to whether said transfer has taken place.

Corporate changes that significantly weaken Lessee's financial position with respect to Lessor require Lessor's consent.


10. Lessor's and Lessee's obligations
It is incumbent on Lessor to ensure that the building and technical installations are kept in a condition corresponding to or better than what they were at the time of entering into the contract. Lessor shall attend to proper maintenance, operation and cleaning of exterior facades. (Re. payment of shared/service expenses, see Section 7.) Lessor may require that Lessee cover expenses incurred by Lessor in connection with government-required changes in technical standard, e.g., ventilation, insofar as Lessee benefits from said changes.

Lessee shall treat the rented premises as well as the rest of the property with due care.

The premises must not be used in a way that diminishes the general judgement or appearance of the property, or that creates dust, noise, odours or any other nuisance to tenants or neighbours. Costs for repairs or replacements associated with said matters must be carried by Lessee.

Lessee shall follow the house rules, fire/escape instructions and instructions for lifts and other technical facilities applying to the property at all times. Furthermore, Lessee shall study and follow any current or future government regulations and instructions applying to the lease. Broken window panes in any room included in the lease must be replaced immediately with new ones. Rooms with water and/or drain pipes must be kept warm enough to avoid frost.

If the business activity entails an increase in insurance premiums or fixed fees, Lessee himself must pay for the increase. Lessee must notify Lessor of any matters and/or changes regarding his business activity that may affect the property's insurance premium.

Lessee must obtain all necessary permits for his use of the premises. Requirements or orders from the labour inspectorate, board of health, fire protection authorities, civil defence, industrial safety and emergency preparedness authority or other public authority, brought about by the activity conducted on the premises, are Lessee's responsibility.

Waste must be placed in the property's waste containers. Costs are divided according to space. Lessee must himself and on his own account attend to the removal of waste of any extraordinary extent or character. Otherwise, Lessor will have the waste removed on Lessee's account.

Lessee shall give Lessor access to the premises during office/business hours all days, for inspection, repair, maintenance, assessment, etc. In all cases where deemed necessary to prevent or limit damage to the property, Lessor has the right to obtain access to the premises.

Lessee must accept, without compensation or rent reduction, accidental interruption in the supply of water, electrical power, air, etc.

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11. Alterations in the object of the lease
The premises is of such a nature that prohibits Lessee from altering its interiors. Should Lessee wish to supplement with nailed-down fixtures, it must be approved beforehand by Lessor. Said prior approval may be given on the condition that the alterations become the property of Lessor without compensation when the lease expires, or that Lessee returns the premises to its original state.

Prior approval is also required if Lessee wishes to use more electricity, water, air, drainage, etc., than what the premises are equipped with at the time of entering into the contract. If said approval is given, Lessee is responsible for obtaining requisite permits.

With Lessor's written, prior approval, Lessee has the right to put up business signs as is customary according to the nature and character of the business and the property. Showcases, vending machines, etc., may not be deployed without Lessor's prior, written approval. If said approval is given, Lessee is responsible for obtaining requisite permits. Lessee must himself pay for putting up his firm name on the shared direction sign according to further agreement with Lessor. Alteration work described in this section falls to Lessor at the expiry of the lease, unless Lessor demands that the premises be returned to its original condition.

12. Maintenance
It is incumbent on Lessor to pay for all exterior maintenance. Similarly, Lessor is obligated to replace technical facilities such as lifts, ventilation system, heating plant, etc., when it no longer pays to maintain them.

Lessee shall pay for maintenance of the rented premises, including exterior and interior maintenance of entrance doors, Venetian blinds and gates as well as internal maintenance of windows and window frames, so that they are in proper condition at all times. The maintenance obligation also includes arrangements and devices that Lessee brings to the premises.

Lessee's maintenance obligation also includes renewal of wallpaper and flooring and other renovation and repair internally, including surface treatment of floors, walls and ceiling. Lessor shall ensure that all shared technical facilities are properly maintained. Costs connected with said maintenance shall be shared.

Lessee is liable for any damage caused by himself or people in his service, permanent or contracted, as well as sub-tenants, customers, suppliers and/or other persons to whom he has given access to the premises. The liability for damages also includes expenses for exterminating vermin.

Lessee's maintenance obligation also includes damages due to burglary of the rented premises.

Lessee shall attend to repair and maintenance of signs, etc., that Lessor has given his consent to put up, cf. S 12.

If Lessee fails to fulfil said obligations, Lessor is obligated, after giving 14 days' notice to fulfil said obligations, to carry out the maintenance work on Lessee's account.

Lessor is entitled to carry out all work that may be required for proper maintenance or renewal of the property, and to the same extent carry out any alteration work both inside and outside the rented premises. Lessee must be contributive to allowing cables, ducts and pipes, etc., to other parts of the property to run through the rented premises unobstructed by Lessee's fixtures, etc.

Lessee must submit to said work without compensation or reduction in rent, unless it causes him considerable inconvenience. Lessor shall ensure that the work causes minimal nuisance to Lessee, and shall give Lessee as much advance notice as possible.

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13. Lessee's breach of contract - vacating object of lease
Lessee accepts that he may be forced to vacate the premises if the rent or agreed supplementary fees are not paid, cf. S 13-2, 3rd paragraph (a) of the Enforcement Act.

Lessee accepts that he may be forced to vacate the premises when the lease expires, cf. S 13-2 3rd paragraph (b) of the Enforcement Act. If Lessee commits any other serious breach of the lease contract, Lessor may terminate the lease and Lessee must then vacate the premises.

A lessee who is evicted or who vacates the premises on the order of the lessor due to breach, or who vacates the premises because of bankruptcy, must pay rent for the remaining period of the lease, less what lessor may receive from a new tenant. The lessee must also pay the cost of eviction, legal action and clearing/cleaning the premises entailed thereby, as well as expenses for renting out anew. If the lessee vacates the premises because of breach, S 15 will apply correspondingly.

14. Vacating
When vacating the premises, Lessee must leave the rented premises tidy, clean, with whole window panes and otherwise in contractual and well-maintained, craftsmanlike condition, and with all keys. If the maintenance obligation according to S 13 is fulfilled with normal intervals during the lease period, Lessor accepts normal wear and tear until Lessee vacates the premises. Unless agreed otherwise regarding Lessee's fitting up, permanent fixtures, partition walls, cables, etc., may not re removed when vacating the premises, but shall fall to Lessor without compensation. Lessor may demand that, when vacating the premises, Lessee remove all or part of the fixtures, fittings, cables, etc., he has installed in the premises, and that resultant damages and marks be repaired.

Defects and damages not repaired by Lessee may be repaired by Lessor on Lessee's account.

Lessor and Lessee shall conduct a joint inspection of the premises well before the lease expires in order to determine any work required in order to return the premises to its requisite condition when handed back.

During the last 5 months before vacating the premises, Lessor has the right to post a sign on the front indicating that the premises will be available. During the same period, Lessee must, after prior notice, give prospective tenants access to the premises 2 days per week during office/business hours. Lessor shall be given access to the premises immediately after Lessee has left.

Lessee must no later than the last day of the lease period remove his belongings at his own cost. Belongings not removed will be considered abandoned and fall to Lessor after 14 days. Lessor may remove refuse and left objects/fixtures, etc., as stated in the first paragraph on Lessee's account.

15. Bankruptcy
If Lessee goes bankrupt, Lessor may terminate the lease immediately, unless receivers of the estate take over Lessee's contractual rights and obligations, cf. S 7-10 of the Creditors Security Act.

16. Insurance
Each party must insure his own interests.

Lessor is not liable for damages or loss due to fire, broken water pipes, etc., beyond Lessor's insurance cover as building owner.

Lessee must insure his own structural interiors, fixtures and moveable property, chattels, machines, merchandise, operating loss and liability with comprehensive business insurance. Lessee must also cover glass insurance in addition to his own interests. Lessee's insurance must be formulated so as to indemnify Lessor from damages arising in the rented premises or relating to the lease in any other way. Lessee is liable for damages incurred by Lessee's joint contractors due to interruptions, delays or settlement pursuant to this section.

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17. Force majeure
Strikes, lockouts, blockades or other factors beyond the control of the parties, such as fire, explosion, machine damage, uncontrollable flood, interruption in supply of water, electricity, telephone service, etc., riots, war or government intervention, shall exempt Lessor from fulfilling his contractual obligations unless the costs are abnormally high. Similarly, he is not obligated to compensate for loss or damages under said conditions.

18. Pledging/registration
The lease may not be registered without Lessor's written consent. If Lessor consents, Lessee shall cover the registration costs. Lessee must cancel the contract no later than one month after the lease expires.

The lease may not be pledged as security without Lessor's written consent.

19. Rent adjustment
The rent shall be adjusted on January 1 each year, effective the first time as of January 1, 2000, according to the consumer price index of Statistics Norway (formerly the Central Bureau of Statistics of Norway) or, if said bureau is abolished, some other corresponding official index. However, the rent may not be adjusted to below the amount agreed when signing the contract. The initial contractual index is the index as of July 15, 1998. The rent adjustment is based on developments as of the initial contractual index until the index for November each year.

In the event of government intervention (price freeze, etc.) limiting the rent that Lessor could otherwise have obtained according to this contract, the contract's adjusted rent shall run as of the date and to the extent that the law allows.

If new taxes and fees, including value added tax, are levied on the rent or other agreed fee pursuant to this contract, Lessee must pay said taxes in addition.

20 Tenant Act
The Tenant Act applies where not regulated by this contract. The following provisions in the contract give Lessee fewer rights or more obligations than the provisions in the Tenant Act: Sections 7, 9, 10, 11, 12, 13 and 15.

21. Legal venue
The parties agree to the property's legal venue regarding all disputes involving the lease.

22. Place and date
Sandnes, October 15, 2000

For RC GRUPPEN ASA:
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For MARINE SHUTTLE OPERATION A.S:
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